EXHIBIT 10.4

EMPLOYMENT AGREEMENT

  AGREEMENT made as of the 24th day of March, 2005, by and between DELTA FINANCIAL CORPORATION, a Delaware corporation (the “Corporation”), and Richard Blass (the “Executive”).

W I T N E S S E T H:

  In consideration of the representations, warranties and conditions contained herein, the parties hereto agree as follows:

1.  Position and Responsibilities.

1.1  The Executive shall serve in an executive capacity as Chief Financial Officer and Executive Vice President of the Corporation. The Executive shall perform such functions and undertake such responsibilities as are customarily associated with such capacity. The Executive shall hold such directorships and executive officerships in the Corporation and any subsidiary to which, from time to time, he may be elected or appointed during the term of this Agreement.

1.2  The Executive shall devote his full time and best efforts to the business and affairs of the Corporation and to the promotion of its interests.

1.3  The principal executive offices of the Corporation shall be maintained in either Nassau or Suffolk counties, New York and the Executive shall not be required to relocate outside of Nassau or Suffolk counties, New York without his consent.

2.  Terms of Employment .

2.1  The term of employment shall be five years, commencing with the date hereof, unless sooner terminated as provided in this Agreement. The initial term of employment and any extension thereof is herein referred to as the “Term.”

2.2  Notwithstanding the provisions of Section 2.1 hereof, the Corporation shall have the right, on written notice to the Executive, to terminate the Executive’s employment for Reasonable Cause, such termination to be effective as of the date on which notice is given or as of such later date otherwise specified in the notice.

2.3  For purposes of this Agreement, the term “Reasonable Cause” shall mean any of the following actions by the Executive: (a) failure to comply with any of the material terms of this Agreement, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors; (b) engagement in gross misconduct injurious to the Corporation or an affiliate of the Corporation, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors; (c) knowing and willful neglect or refusal to attend to the material duties reasonably assigned to him by the Board of Directors, which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors; (d) intentional misappropriation of property of the Corporation or an affiliate of the Corporation to the Executive’s own use; (e) the commission by the Executive of an act of embezzlement; (f) Executive’s conviction for a felony or if criminal penalties are imposed on Executive relating to any individual income taxes due and owing by Executive; or (g) Executive’s engaging in any activity which would constitute a material conflict of interest with the Corporation which shall not be cured within 30 days after the Executive’s receipt of written notice from the Board of Directors. If the provisions contained in subsections (a), (b), (c) or (g) above cannot be cured within 30 days due to the nature of the breach, the cure period shall then be extended for a reasonable period of time; provided, however, the Executive undertakes and continues in good faith to cure the same.

2.4  No later than six months prior to the end of the Term, the Corporation and the Executive shall meet to discuss the terms and conditions of an extension of the Term. If the Term of this Agreement shall not be extended, at the end of the Term the Corporation shall pay as severance pay to the Executive (1) his annual salary at the rate in effect as of the termination, plus (2) an amount equal to the average of his annual bonuses over the last five years. All such payments shall be made within fifteen days of such termination. In addition, for a period of one year following such termination, the Corporation shall provide the Executive all benefits (including medical coverage) which may be in effect at such time which are generally available to other senior executives of the Corporation or its subsidiaries. Health benefits otherwise receivable by the Executive pursuant to this Section 2.4 shall be reduced to the extent comparable benefits are actually available to the Executive during such period from a subsequent Employer.

2.5  If the Executive’s employment with the Corporation shall be terminated prior to the expiration of the Term (a) by the Corporation other than pursuant to Sections 2.2, 4.1 or 4.2 hereof or (b) by the Executive for Good Reason (as defined herein), then the Corporation shall pay to the Executive as severance an amount equal to the product of (1) the lesser of (A) the remaining Term in years plus 1, multiplied by 100% or (B) 299%, multiplied by (2) the last five years’average annual compensation as calculated in accordance with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). All such payments shall be made within fifteen days of such termination. In addition, for the balance of the Term following such termination (or for a period of one year following such termination, if greater), the Corporation shall provide the Executive all benefits (including medical coverage) which may be in effect at such time which are generally available to other senior executives of the Corporation or its subsidiaries; provided, however that the Executive shall only be entitled to such payments and benefits as long as he is in compliance with the provisions of Section 5 below, to the extent applicable. Health benefits otherwise receivable by the Executive pursuant to this Section 2.5 shall be reduced to the extent comparable benefits are actually available to the Executive during such period from a subsequent Employer. The Executive shall have the right for a period of 30 days after he becomes aware of a Good Reason event to terminate this Agreement for Good Reason.

2.6  For purposes of this Section, “Good Reason” shall mean any of the following, which occurs subsequent to the date of this Agreement:

(i)  any material change is made to the Executive’s duties, responsibilities, authority, reporting requirements or title to a level materially below, or that are otherwise inconsistent with, those normally associated with the position held by the Executive on the date hereof;

(ii)  a reduction by the Corporation of the Executive’s base salary as then in effect, without the Executive’s written consent;

(iii)  a relocation or an actual change in the Executive’s place of employment or the Corporation’s principal executive offices outside of Nassau or Suffolk counties, New York, without Executive’s prior consent;

(iv)  prior to a Change in Control, failure of the Corporation to continue to maintain the same medical or other benefit plans covering the Executive as are made available to other senior executives of the Corporation;

(v)  any material breach by the Corporation of any provision of this Agreement which shall not be cured to the reasonable satisfaction of the Executive within 30 days after the Board of Directors’receipt of written notice from the Executive;

(vi)  any failure by the Corporation to obtain the written assumption of this Agreement by any successor entity.

3.  Compensation .

3.1   (a)     The Corporation shall pay or cause Delta Funding Corporation to pay to the Executive for the services to be rendered by the Executive hereunder a salary at the rate of $350,000 per annum. The salary shall be payable in equal installments in accordance with the Corporation’s normal payroll practices. Such salary will be reviewed at least annually and shall be increased (but not decreased) by the Board of Directors of the Corporation in such amount as determined in its sole discretion.

(b)  In addition, at the discretion of the Compensation Committee of the Board of Directors (the “Compensation Committee”), after consideration of the Corporation’s actual performance relative to its financial and operational objectives for any particular period, and the performance of the Executive, as well as such other factors deemed appropriate by the Compensation Committee in its discretion, the Corporation may also pay the Executive an annual bonus with respect to each fiscal year of the Corporation. Such Bonus, if any, may be paid in cash, in shares of Delta Financial Corporation’s Common Stock, par value $.01 per share (the “Common Stock”) or in any combination of cash and shares of Common Stock, as determined in the discretion of the Compensation Committee. Nothing herein contained shall, however, obligate the Corporation to pay any annual bonus to the Executive, it being understood that any such bonus shall be in the sole discretion of the Compensation Committee and that the amount thereof, if any, may vary depending upon actual performance of the Corporation and the Executive as determined in the discretion of the Board.

(c)  In addition to the Bonus described in Section 3.1(b), the Corporation may pay the Executive at the Board of Directors’discretion additional cash bonuses. Nothing set forth in this Section 3.1(c) shall, however, obligate the Corporation to pay any bonus described in this Section 3.1(c) to the Executive, it being understood that any such bonus shall be in the sole discretion of the Board of Directors and that the amount thereof, if any, may vary depending upon actual performance of the Corporation and the Executive as determined in the discretion of the Board.

(d)  On the date of this Agreement, the Executive shall be granted non-qualified stock options pursuant to Delta Financial Corporation’s 1996 Stock Option Plan (the “1996 Option Plan”) to purchase 100,000 shares of Common Stock, at a price per share equal to the per share closing price of the Common Stock on the date hereof. The foregoing options shall vest 1/3 on the grant date, and 1/3 on each succeeding anniversary of the grant date, and have a term of seven years.

(e) Also on the date of this Agreement, all of the Executive’s existing unvested stock options shall immediately become exercisable.

3.2  The Executive shall be entitled to participate in, and receive benefits from, any insurance, medical, disability, bonus, incentive compensation (including additional grants of non- qualified stock options under any of Delta’s stock option plans, as determined by the Corporation) or other employee benefit plan, if any are adopted, of the Corporation or any subsidiary which may be in effect at any time during the course of his employment by the Corporation and which shall be generally available to the Executive on terms no less favorable than to other senior executives of the Corporation or its subsidiaries. The Corporation agrees to reimburse Executive for all medical costs and expenses incurred by him which are not covered by the Corporation’s group medical plans, up to an aggregate maximum amount of $100,000 per annum, upon submission of appropriate and itemized documentation.

3.3  The Corporation agrees to pay the Executive a car allowance of $1,000 per month.

3.4  The Corporation agrees to reimburse the Executive for all reasonable and necessary business expenses incurred by him on behalf of the Corporation in the course of his duties hereunder upon the presentation by the Executive of appropriate vouchers therefor.

3.5  The Executive will be entitled each year of this Agreement to a paid vacation of five weeks, no more than half of which can be carried forward to future years.

3.6  Upon termination of this Agreement for Reasonable Cause or due to death or incapacity of the Executive (as defined in Section 4.1), the Executive (or his estate) shall be entitled to all unpaid compensation (including pro-rata Bonus) and benefits accrued to the date of termination.

3.7  The Executive shall not be required to mitigate damages or the amount of any payment provided to him under this Agreement by seeking other employment or otherwise.

3.8  If the Executive’s employment with the Corporation shall be terminated by the Corporation due to death or incapacity of the Executive (as defined in Section 4.1), then, effective upon the date of termination, all stock options and restricted stock held by the Executive beneficially (in trust or otherwise) and/or of record, including, without limitation, all stock options and restricted stock held in trust for the benefit of the Executive in any stock option plan or similar plan as may be established at the Corporation’s discretion, shall vest and become immediately exercisable (and in the case of stock options, shall remain exercisable by the Executive or his estate for one year following such termination).

4.  Incapacity; Death .

4.1  If, during the period of employment hereunder, because of illness or other incapacity, the Executive shall fail for a period of 120 consecutive days, or for shorter periods aggregating more than 120 days during any twelve month period, to render the services contemplated hereunder, then the Corporation, at its option, may terminate the term of employment hereunder, upon not less than 30 days written notice from the Corporation to the Executive, effective on the 30th day after giving of such notice; provided, however, that no such termination will be effective if prior to the 30th day after giving such notice, the Executive’s illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder.

4.2  In the event of the death of the Executive during the term hereof, the employment hereunder shall terminate on the date of death of the Executive.

4.3  The Corporation (or its designee) shall have the right to obtain for its benefit an appropriate life insurance policy on the life of the Executive, naming the Corporation (or its designee) as the beneficiary. If requested by the Corporation, the Executive agrees to cooperate with the Corporation in obtaining such policy.

4.4  In the event the employment of Executive is terminated by the Corporation as the result of the death or incapacity of the Executive, the Corporation agrees to make a payment to the Executive (or his estate) within 15 days of such termination equal to the Executive’s annual salary in effect as of the date of such termination.

5.  Other Activities During Employment; Non-Competition; Solicitation

5.1  The Executive shall not during the Term of this Agreement undertake or engage in other employment, occupation or business enterprise. Subject to compliance with the provisions of this Agreement, the Executive may engage in reasonable activities with respect to personal investments of the Executive.

5.2  During the Term of this Agreement, and for a period of one year after the Executive leaves the employ of the Corporation, in the event that (a) the Corporation terminates the Executive’s employment with the Corporation pursuant to Sections 2.2 or 4.1, (b) the Executive terminates his employment with the Corporation for any reason other than Good Reason, or (c) the Term of this Agreement shall not be extended in accordance with Section 2.4 hereof and Executive receives severance pay as set forth therein, then:

5.2.1  Neither the Executive nor any entity in which he may be interested as a partner, trustee, director, officer, employee, shareholder, option holder, lender of money, guarantor or consultant, shall be engaged directly or indirectly in any business engaged in by the Corporation, or any subsidiary, in any area where the Corporation, or any subsidiary, conducts such business at any time during this Agreement; provided however, that the foregoing shall not be deemed to prevent the Executive from investing in securities if such class of securities in which the investment is so made is listed on a national securities exchange or is issued by a company registered under Section 12(g) of the Securities Exchange Act of 1934 (“Exchange Act”), so long as such investment holdings do not, in the aggregate, constitute more than 5% of the voting stock of any company’s securities; and

5.2.2  The Executive shall not solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for Executive or for any business, firm corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 5.2 hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

5.3  The Executive shall not at any time during this Agreement or after the termination hereof directly or indirectly divulge, furnish, use, publish or make accessible to any person or entity any Confidential Information (as hereinafter defined). Any records of Confidential Information prepared by the Executive or which come into Executive’s possession during this Agreement are and remain the property of the Corporation and upon termination of Executive’s employment all such records and copies thereof shall be either left with or returned to the Corporation.

5.4  The term “Confidential Information” shall mean information disclosed to the Executive or known, learned, created or observed by him as a consequence of or through his employment by the Corporation, not generally known in the relevant trade or industry, about the Corporation’s or any of its subsidiaries’or affiliates’business activities, services and processes, including but not limited to information concerning advertising, sales promotion, publicity, sales data, research, finances, accounting, methods, processes, business plans, broker or correspondent lists and records and potential broker or correspondent lists and records.

6.  Change in Control.

6.1  For purposes hereof, a “Change in Control” shall be deemed to have occurred if (a) during any period of 12 months, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute a majority thereof unless the election, or the nomination for the election by the Corporation’s stockholders of each new director was approved by a vote of at least a majority of all of the directors then still in office who were directors at the beginning of the period, (b) a person or group of persons acting in concert (as defined in Section 13 (a) of the Exchange Act), other than one or more members of the Miller Family (hereinafter defined), acquires beneficial ownership, within the meaning of Rule 13 (d) (3) of the Rules and Regulations of the United States Securities and Exchange Commission promulgated pursuant to the Exchange Act, of a number of voting shares of the Corporation which constitutes 35% or more of the Corporation’s outstanding voting shares, (c) the Corporation is merged, consolidated or reorganized into or with another corporation or another legal entity and, as a result of such merger, consolidation or reorganization, less than 50% of the combined voting power of the then-outstanding securities of such corporation or entity immediately after such transaction is held in the aggregate by the holders of the combined voting power of the securities of the Corporation entitled to vote generally in the election of directors of the Corporation immediately prior to such transaction, or (d) the Corporation undergoes a liquidation or dissolution or, in one or more related transactions or one or more transactions occurring within a consecutive 12-month period, a sale of all or substantially all of the assets of the Corporation. No merger, consolidation or corporate reorganization in which the owners of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally prior to said combination, own 50% or more of the resulting entity’s outstanding voting securities shall, by itself, be considered a Change in Control.

6.1.1  For purposes of this Agreement, the term “Miller Family” shall mean Hugh Miller, Marc E. Miller, Sidney Miller and Lee Miller, any of their respective spouses or lineal descendants, or any trust (a) the beneficial interests of which are directly or indirectly held by such persons or (b) of which any of such persons serves as a trustee.

6.2  If, upon a Change in Control, as defined under Section 6, the Executive’s employment with the Corporation is terminated by the Corporation, or the Executive terminates his employment with the Corporation for Good Reason (as defined in Section 2.5), in each case within a twenty-four (24) month period following a Change in Control (each a “Change in Control Termination”), the Executive shall be entitled to the following severance compensation and benefits in lieu of any payments which would otherwise be payable under Section 2.5:

(a)  within 15 days of the date of the Change in Control Termination the “Change in Control Termination Date”), the Corporation shall pay the Executive all amounts of earned or accrued compensation through the Executive’s termination date, including reasonable business expenses;

(b)  within 15 days of the Change in Control Termination Date, the Corporation shall pay the Executive as severance and in lieu of any further compensation for periods subsequent to the Change in Control Termination Date an amount equal to the product of (1) 299%, multiplied by (2) the last five years’average annual compensation as calculated in accordance with Section 280G of the Code; and

(c)  the Corporation shall continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, prescription drug and hospitalization coverages and benefits provided to the Executive immediately prior to the Change in Control Termination Date or, if greater, the coverages and benefits generally provided at any time thereafter by the Corporation to its senior officers for the remaining Term of this Agreement following the Change in Control Termination Date. Health benefits otherwise receivable by the Executive pursuant to this Section 6.2 shall be reduced to the extent substantially comparable benefits are actually provided to the Executive during such period from a subsequent Employer.

6.3  Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking employment or otherwise.

6.4  Upon the occurrence of a Change in Control, all stock options and restricted stock (and any other equity-linked award that may be granted by the Corporation in the future) held by the Executive beneficially (in trust or otherwise) and/or of record, including, without limitation, all such awards held in trust for the benefit of the Executive in any share option plan or similar plan, as may be established at the Corporation’s discretion, shall vest and become immediately exercisable on the date of the Change in Control (and in the case of stock options, shall remain exercisable by the Executive until the termination date stated in the related award documentation), and the Corporation shall take all such actions as may be necessary to release any then existing restrictions imposed by the Corporation and waive any rights to repurchase such awards.

6.5       (a)       Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment, distribution, acceleration of vesting of equity awards, continuation of benefits, or other compensation from the Corporation to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (each, a “Payment”, and in the aggregate, the “Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, and thus be subject to the excise tax imposed by Section 4999 of the Code, and that it would be economically advantageous to the Executive on an after-tax basis to reduce the Payments to avoid or reduce the excise tax on excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement being hereinafter referred to as “Agreement Payments”) shall be reduced (but not below zero) to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate net amount available to the Executive from Agreement Payments after reduction for all Federal, state and local income and payroll taxes, Social Security taxes (including Medicare) and the excise tax under Section 4999. In applying this Subsection (a), except as may otherwise be mutually agreed upon by the Corporation and the Executive, the Agreement Payments under Section 6.2(b) shall be reduced before reducing any other Payments to be made to the Executive. For purposes of this Section 6.5, present value shall be determined in accordance with Section 280G(d)(4) of the Code.

(a)  All determinations to be made under this Section 6.5 shall be made by the Corporation’s independent public accountant immediately prior to the Change in Control (the “Accounting Firm”), which firm shall provide its determinations and any supporting calculations both to the Corporation and the Executive within 10 days of the Change in Control Termination Date. Any such determination by the Accounting Firm shall be binding upon the Corporation and the Executive. Within five days after this determination, the Corporation shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement.

(b)  As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Corporation which should not have been made (“Overpayment”) or that additional Agreement Payments which have not been made by the Corporation could have been made (“Underpayment”), in each case, consistent with the calculations required to be made hereunder. Accordingly, within two years after the Change in Control Termination Date, the Accounting Firm shall review the determination made by it pursuant to Subsection (b), above. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan by the Corporation to the Executive, which the Executive shall repay to the Corporation, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code (the “Federal Rate”); provided, however, that no amount shall be payable by the Executive to the Corporation if and to the extent such payment would not reduce the amount which is subject to the excise tax under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the Federal Rate.

All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Subsections (b) and (c), above, shall be borne solely by the Corporation. The Corporation agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to Subsections (b) and (c), above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

7.  Assignment. The Corporation shall require any successor or assign to all or substantially all the assets of the Corporation (whether by merger or by acquisition of stock, assets or otherwise) prior to consummation of any transaction therewith, to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, and upon the Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by the Executive.

8.  No Third Party Beneficiaries.  This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement, except as provided in Section 7 hereof.

9.  Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.   Interpretation.   In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be unenforceable because it is excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

11.  Notices. All notices under this Agreement shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated party to which notice is given, or to such changed address as such party may have fixed by notice given as set forth herein:

To the Corporation:

Delta Financial Corporation
1000 Woodbury Road
Suite 200
Woodbury, NY 11797
Attn: General Counsel

         And

      To the Executive:

Richard Blass
22 Wharton Place
Melville, NY 11747

provided, however, that any notice of change of address shall be effective only upon receipt.

12.  Waivers. If either party should waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

13.  Complete Agreement; Amendments. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto. This Agreement shall supersede and replace any and all prior agreements between the parties, including that certain agreement dated February 27, 2002 .

14.  Equitable Remedies. The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of Section 5 hereof are not performed strictly in accordance with their terms or are otherwise breached. The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Section 5. Resort to such equitable relief, however, shall not constitute a waiver or any other rights or remedies, which the Corporation may have.

15.  Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as the date first above written.

DELTA FINANCIAL CORPORATION

By:	/s/ HUGH MILLER

Title: President

Date: March 30, 2005	By:	/s/ RICHARD BLASS

Title: